Exhibit 10.1

AMENDMENT NUMBER ONE TO ASSET PURCHASE AGREEMENT

AMENDMENT NUMBER ONE dated as of June 10, 2013 (this “Amendment”) to ASSET PURCHASE AGREEMENT dated as of September 27, 2012 (the “Agreement”) by and between ACCELERIZE NEW MEDIA, INC., a Delaware corporation (“Seller”) and EMERGING GROWTH LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer have executed and delivered the Agreement;

WHEREAS, Seller and Buyer desire to amend the Agreement as and to the extent herein set forth; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the same meanings as they do in the Agreement.

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Payment of Installment Note. Buyer and Seller agree that as of the date hereof, the outstanding principal plus accrued interest of the Installment Note is One Hundred Twenty Thousand Four Hundred Twenty-Seven Dollars and Forty Cents ($120,427.40) (the “Current Installment Note Amount”). On the date hereof, Buyer shall pay to the Seller the amount of Fifty Thousand Dollars ($50,000) (the “June Installment Payment”) by wire transfer of immediately available funds to the Seller’s Account and upon receipt of the June Installment Payment by Seller the Total Installment Payment Amount due shall be deemed satisfied and the Installment Note shall be cancelled. Buyer and Seller agree that as of the date hereof, the difference between the Current Installment Note Amount and the June Installment Payment is Seventy Thousand Four Hundred Twenty-Seven Dollars and Forty Cents ($70,427.40) (the “Installment Payment Difference”).

2.     Amendment of Services Note. Buyer and Seller agree that as of the date hereof, the outstanding principal plus accrued interest of the Services Note is Three Hundred Eighty Thousand Six Hundred Ninety-Nine Dollars and Twenty Cents ($380,699.20) and agree to add the Installment Payment Difference to the outstanding principal of the Services Note. On the date hereof, Seller shall deliver an Amended and Restated Services Note in the form attached hereto as Exhibit A in the principal amount of Four Hundred Fifty One Thousand One Hundred Twenty-Six Dollars and Sixty Cents ($451,126.60) (the “Amended and Restated Services Note”) to Buyer, the Services Note dated September 27, 2012 shall be cancelled, and all references in the Agreement to the Services Note shall be deemed to refer to the Amended and Restated Services Note.

3.     Miscellaneous. As of the date hereof, Buyer makes the representations contained in Section 5.1 of the Agreement and, with respect to this Amendment and the Amended and Restated Services Note, Sections 5.2 through 5.6 of the Agreement. As of the date hereof, Seller makes the representations contained in Section 4.1 of the Agreement and, with respect to this Amendment, Sections 4.2, 4.3, 4.4, 4.8 and 4.9 of the Agreement. Except as amended hereby, the Agreement remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or .pdf signature shall be deemed an original for all purposes under this Amendment. This Amendment shall be construed in accordance with and governed by the laws of the State of New York, with regard to the principles of conflicts or choice of law.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

SELLER: ACCELERIZE NEW MEDIA, INC.	BUYER: EMERGING GROWTH LLC

/s/ Brian Ross	/s/ Darren Dayton
Name: Brian Ross	Name: Darren Dayton
Title: Chief Executive Officer	Title: Managing Member

Exhibit A

Amended and Restated Services Note

PROMISSORY NOTE

$451,126.60	June 10, 2013

FOR VALUE RECEIVED, the undersigned, EMERGING GROWTH LLC, a Delaware limited liability company, with offices at 913 Wisconsin Ave. Suite 204, Whitefish, Montana 59937 (the "Maker"), hereby unconditionally promises to pay to the order of ACCELERIZE NEW MEDIA, INC., a Delaware corporation, (the "Payee"), at 2244 W. Coast Highway, Suite 250, Newport Beach, California 92663, on December 27, 2014 (the "Maturity Date") the principal amount of Four Hundred Fifty One Thousand One Hundred Twenty-Six Dollars and Sixty Cents ($451,126.60), in lawful money of the United States of America, and to accrue interest (computed on the basis of a 365-day per year and the actual number of days elapsed) on the unpaid principal balance hereof at a rate of three and one-quarter percent (3.25%) per annum, such interest to be accrued quarterly or to the Maturity Date, as the case may be, and paid on the Maturity Date or the date the principal hereof shall be paid in full, whichever comes first. The Maker also promises to pay on demand interest on any overdue portion of principal and (to the extent permitted by applicable law) on any overdue installment of interest at the rate of seven percent (7%) per annum. This note is the Services Note as defined and described in that certain Asset Purchase Agreement between the Maker and the Payee dated as of September 27, 2012 as amended by Amendment Number One thereto dated the date hereof (the “Asset Purchase Agreement”). Payment of this Note shall be made and pre-payment may be made as provided for in Section 2.3(iv) of the Asset Purchase Agreement and herein; to the extent of any difference between said section and this Note, the terms of this Note shall prevail.

1.     Representations and Warranties. The Maker represents and warrants as follows:

(a)     the Maker is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)     the execution, delivery and performance by the Maker of this Note are within the Maker's powers, have been duly authorized by all necessary action, and do not contravene (A) the Maker's certificate of formation or operating agreement or (B) (x) any law or (y) any agreement or document binding on or affecting the Maker;

(c)     no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Maker of this Note;

(d)     this Note constitutes the legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity; and

(e)     the Maker has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby.

2.     Covenants. So long as any principal or interest is due hereunder and shall remain unpaid, the Maker will, unless the Payee shall otherwise consent in writing:

2.1     Maintain and preserve its existence, rights and privileges;

2.2     Not incur any Indebtedness (as defined in Section 12, below), unless such Indebtedness is subordinated to the prior payment in full of this Note on terms reasonably satisfactory to the Payee.

2.3     Not (i) directly or indirectly sell, lease or otherwise dispose of (A) any of its property or assets other than in the ordinary course of business or (B) substantially all of its properties and assets, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time, (ii) merge into or with or consolidate with any other person or (iii) adopt any plan or arrangement for the dissolution or liquidation of the Maker.

2.4     Give written notice to the Payee upon the occurrence of an Event of Default (as defined below) or any event but for the giving of notice or lapse of time, or both, would constitute an Event of Default within five (5) business days of such event.

3.     Events of Default. The Maker will be in default under this Note upon the occurrence of any of the following (each an "Event of Default"):

3.1     failure to pay when due the amounts required by this Note or amounts owing to the Payee by the Maker under any other Note or agreement; or

3.2     suspension or liquidation by the Maker of its usual business; or

3.3     filing by or against the Maker of a petition under any of the provisions of the Bankruptcy Reform Act of 1978, as amended, or any comparable statute, rule or regulation applicable to the Maker in any jurisdiction; or

3.4     application for, or appointment of, a receiver of the Maker or its properties; or

3.5     any representation or warranty made by the Maker herein, or in the Asset Purchase Agreement or any other Transaction Document (as such term is defined in the Asset Purchase Agreement), shall prove to have been incorrect in any material respect when made; or

3.6     the Maker or any other person or entity shall fail to perform or observe any other term, covenant or agreement contained in this Note or in the Asset Purchase Agreement or any other Transaction Document on its part to be performed or observed, or there is any other breach of this Note or the Asset Purchase Agreement.

Upon an Event of Default, the Payee may accelerate all amounts due or to become due hereunder and may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right, including, without limitation, a right of set-off, it possesses, and the Payee may recover all costs of suit and other expenses in connection therewith, together with attorneys' fees and costs of collection.

The Maker waives demand, presentment, notice of presentment, protest and notice of protest, and notice of nonpayment and dishonor of this Note.

4.     Prepayments. This Note may be prepaid in whole or in part, together with interest accrued to the date of any such prepayment, in accordance with Section 2.3(a)(iv) of the Asset Purchase Agreement and as provided herein; to the extent of any difference between said section and this Note, the terms of this Note shall prevail. Payee desires that the Maker shall render certain services to it from and after the closing of the Asset Purchase Agreement. Such services shall be of a nature and at a cost to be agreed. Maker shall invoice Payee monthly for requested services, and Payee shall pay for such services by reducing the outstanding principal of this Note by an amount equal to the amount of the invoice or invoices. Such reduction shall be made at the end of every calendar quarter by a notation on Schedule 1 to this Note.

5.     No Set-Off. The obligation of the Maker to make the payments required hereunder shall be absolute and unconditional without any defense or right of set-off, counterclaim or recoupment by reason of any indebtedness or liability which may at any time be owing to the Maker by the Payee.

6.     Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

7.     Jurisdiction and Venue. THE MAKER IRREVOCABLY: (A) CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT RELATING TO THIS NOTE SHALL BE COMMENCED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK; (B) SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING; (C) WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS; AND (D) CONSENTS TO SERVICE OF PROCESS GIVEN IN THE MANNER SET OUT IN SECTION 9. THE MAKER WAIVES TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE.

8.     Assignment. This Note shall inure to the benefit of and shall be binding upon the Maker and the Payee and each of their respective successors, heirs and assigns, provided that the Maker shall not assign or otherwise delegate all or any part of its obligations hereunder without the prior written consent of the Payee and any purported assignment without such consent shall be null and void.

9.     Notices. Any notice may be sent by United States certified mail, postage prepaid, to the Maker and Payee at their respective addresses set forth above.

10.   Miscellaneous. Headings are inserted solely for convenience of reference and shall not affect the interpretation of any provision of this Note. The Maker acknowledges that this Note sets forth the entire agreement of the Maker and the Payee with respect to the payment of the amount of this Note and supersedes any and all oral and written statements, representations or other agreements made prior hereto or contemporaneously herewith.

11.   Indemnification. The Maker hereby agrees to indemnify and hold harmless the Payee and its respective affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, reasonable fees (including attorneys’, accountants’ and other experts’ fees and disbursements), liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Maker contained in this Note or otherwise in connection with or as a result of or related to the execution, delivery or performance of this Note or the transactions contemplated hereby. The indemnification provisions of this Section 11 shall survive repayments in full of this Note.

12.   Definition. As used herein, "Indebtedness" with respect to any person or entity shall mean any amount owing to a bank or other financial institution for money borrowed or for delayed payment of amounts owing for a purchase of assets. The term "Indebtedness" shall also include, whether or not so reflected, (i) indebtedness, obligations and liabilities secured by any lien on property of such person whether or not the indebtedness secured thereby shall have been assumed by such person, and (ii) all guaranties of any of the above. Notwithstanding the foregoing, in determining the indebtedness of any person, there shall be included all Indebtedness of such person deemed to be extinguished under generally accepted accounting principles but for which such person or entity remains legally liable.

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IN WITNESS WHEREOF, the Maker has executed this Note on the date first set forth above.

EMERGING GROWTH LLC

By:
Name:
Title:

SCHEDULE 1

Date	Principal Amount	Amount of Invoices	Net Principal Amount
June 30, 2013
September 30, 2013
December 31, 2013
March 31, 2014
June 30, 2014
September 30, 2014
December 27, 2014